UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): November 6, 2014

(Exact name of registrant as specified in its charter)

Delaware	1-7724	39-0622040
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification No.)

2801 80th Street, Kenosha, Wisconsin 53143-5656

(Address of principal executive offices)

Registrant’s telephone number, including area code: (262) 656-5200

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On November 6, 2014, Donald J. Stebbins accepted appointment to the Board of Directors of Snap-on Incorporated (the “Company”). The appointment was made by the Board and will be effective on January 4, 2015, the first day of the Company’s 2015 fiscal year. The Board is being expanded to 10 directors in connection with Mr. Stebbins’ election. Mr. Stebbins will join the Board’s Organization and Executive Compensation Committee.

In accordance with the Company’s Bylaws and the phased declassification of its Board, Mr. Stebbins will serve for a term expiring at the 2015 Annual Meeting of Shareholders and will be subject to annual election thereafter.

Mr. Stebbins, age 56, serves as president and chief executive officer of Superior Industries International, Inc. (“Superior”), a manufacturer of aluminum wheels for the automotive industry, having joined in May 2014, and is also a director of Superior. Prior thereto, he provided consulting services to various private equity firms since 2012. Mr. Stebbins previously served as chairman, president and chief executive officer of Visteon Corporation (“Visteon”), an automotive components manufacturer, from 2008 until 2012, and was Visteon’s president and chief operating officer from 2005 until 2008. Before joining Visteon, Mr. Stebbins held various positions with increasing responsibility at Lear Corporation, a supplier of automotive seating and electrical distribution systems, including president and chief operating officer – Europe, Asia and Africa, president and chief operating officer – Americas, and senior vice president and chief financial officer. Mr. Stebbins earned a Bachelor of Science degree in finance from Miami University and a Master of Business Administration degree from the University of Michigan.

In addition to serving as a director of Superior, Mr. Stebbins serves as a director of WABCO Holdings Inc., a provider of electronic, mechanical and mechatronic products. He was previously a director of ITT Corporation, a diversified manufacturer, until May 2014, and of Visteon until 2012.

Mr. Stebbins will receive the same compensation as the other non-employee directors of the Company.

Mr. Stebbins does not have any business relationships with the Company.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SNAP-ON INCORPORATED

Date: November 12, 2014	By:	/s/ Irwin M. Shur
Irwin M. Shur
Vice President, General Counsel and Secretary